Exhibit 99.1

IDT Corporation Announces Strategic Reorganization

NEWARK, NJ – August 27, 2015: IDT Corporation (NYSE: IDT) today announced that its Board of Directors has approved a plan to reorganize the Company into three separate entities by spinning off two business units to its stockholders. The reorganization marks the next stage in IDT’s tradition of incubating and spinning-off successful businesses.

The three separate companies will feature IDT Telecom, Zedge, and IDT’s other holdings:

●	IDT Telecom is a global provider of retail and wholesale telecommunications and payment services. IDT Telecom’s retail offerings include prepaid voice and payment services primarily to immigrant communities under the Boss Revolution brand. IDT Telecom’s wholesale carrier business is a leading, global carrier of international long distance voice traffic.

●	Zedge provides one of the most popular content platforms for mobile device personalization including ringtones, wallpapers, home screen icons and game recommendations. Its smartphone app, available in both Google Play and iTunes, has been installed over 160 million times and has averaged among the top twenty most popular apps in the Google Play store in the US for the past five years. IDT owns approximately 83% of Zedge.

●	IDT’s other holdings comprise a Gibraltar-based bank, real estate holdings including its headquarters building and garage in Newark, NJ and an operations building in Piscataway, NJ as well as interests in other, mainly early stage, business initiatives. This entity will retain cash resources for investment in technology and other ventures.

“Throughout its history, IDT has spun-off businesses to accelerate their growth and generate value for our stockholders,” said Howard Jonas, founder and Chairman of IDT Corporation. “Consistent with that tradition, we intend to separate the various businesses and assets within IDT into three companies, provide them with focused management teams, and maximize their potential for long term value creation. We will announce additional details of the spin-offs as developments warrant.”

Since 2009, IDT has spun off the following companies to its stockholders, each of which now operates as an independent public company: IDW Media Holdings (f/k/a CTM Media Holdings) (OTC PINK: IDWM), an integrated media company whose holdings include IDW Publishing, the award-winning, San Diego-based comic-book and graphic novel publisher; and CTM Media Group, a distributor of print and digital advertising; Genie Energy (NYSE: GNE, GNEPRA), which holds one of the largest independent energy retailers in the Northeast as well as an exclusive oil and gas exploration license in Northern Israel; and Straight Path Communications Inc., (NYSE MKT: STRP) which holds an extensive portfolio of 39GHz and 28GHz wireless spectrum and an intellectual property portfolio focused on communications over computer networks.

The reorganization and the specific components are subject to changes and both internal and third party contingencies, and must receive final approval by IDT’s Board of Directors and other bodies. IDT is targeting completion of the reorganization in CY 2016.

About IDT Corporation:

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides retail telecommunications and payment services to help immigrants and the under-banked conveniently and inexpensively communicate and share resources around the world. IDT Telecom’s wholesale business is a leading global carrier of international long distance calls. IDT also holds a majority interest in Zedge (www.zedge.net), developer of the popular eponymous app for a mobile content discovery and acquisition. For more information on IDT, visit www.idt.net.

Investor Relations
IDT Corporation
Bill Ulrey

Phone: (973) 438-3838

E-mail: invest@idt.net